Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES
FIRST QUARTER 2005 UNAUDITED EARNINGS

HOUSTON, TX — May 13, 2005-J.B. Poindexter & Co., Inc. which owns and operates primarily transportation related manufacturing businesses including Morgan Trailer Mfg. Co., Morgan Olson Corporation, Truck Accessories Group, Inc., and Specialty Manufacturing Group released unaudited revenues and earnings for the three month and year to date period ended March 31, 2005. The summarized unaudited results from continuing operations were as follows (in thousands):

	For the Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net Sales	$162,465	$131,672
Operating Income	6,034	4,560

EBITDA Calculation:
Operating Income	$6,034	$4,560
Add: Depreciation and amortization	2,631	2,309
Add: Non-cash financing charges	—	2,213
EBITDA	$8,665	$9,082

We will conduct a conference call today at 10:00 a.m. E.S.T., Friday May 13, 2005 to discuss our operating performance for the quarter and year to date period ended March 31, 2005. The conference call will be open to the public and questions entertained at the conclusion of the Company’s remarks. The conference call can be accessed by dialing 888-428-4470 (international callers 612-332-0530). A replay of the call will be available for four weeks after the call and may be accessed by calling 800-475-6701 (international callers 320-365-3844), access code 781817.

Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com. J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan Trailer Mfg. and Morgan Olson subsidiaries and a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary. The Company also provides machining services and manufactures plastics based packaging materials through its Specialty Manufacturing Group subsidiaries.

Contact: Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800